Exhibit 2.4

Description of Share Capital

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a description of the material terms of the amended and restated memorandum and articles of association, as amended from time to time (the “A&R M&A”), of Currenc Group Inc. (the “Company”) and the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of the share capital of the Company as of December 31, 2025. Pursuant to our A&R M&A, our authorized share capital is of $55,500, divided into 555,000,000 ordinary shares with a par value of $0.0001 each.

Ordinary Shares

General

Under our A&R M&A, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

All of our issued and outstanding ordinary shares are fully paid up and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the directors determine otherwise, each holder of our ordinary share(s) will not receive a certificate in respect of such ordinary share(s). Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary share(s). We may not issue shares or warrants to bearer.

Dividends

The holders of ordinary shares will be entitled to such dividends as our board of directors may, in its discretion, lawfully declare from time to time. Our A&R M&A provide that dividends may be declared and paid out of our profits, whether realized or unrealized, out of the share premium account, or as otherwise permitted by law. Except as otherwise provided by the rights attached to any ordinary shares, dividends and other distributions may be paid in any currency. Our board of directors may determine the basis of conversion for any currency conversions that may be required and how any associated costs are to be met.

Voting Rights

A shareholder may participate in a general meeting in person, by proxy, or through the medium of conference telephone, video or any other form of communications equipment provided that all persons participating in the meeting can communicate with each other throughout the meeting. In respect of all matters upon which holders of ordinary shares are entitled to vote, voting at any meeting of shareholders will be by show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairperson or by any other shareholder or shareholders collectively present and holding at least ten percent in par value of the ordinary shares carrying the right to attend and vote at the meeting. On a show of hands, every shareholder who is present shall have one vote. Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairperson that a resolution has been carried or carried unanimously or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

If a poll is duly demanded it shall be taken in such manner as the chairperson directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. Each holder of ordinary shares present shall have one vote for every ordinary share of which they are the holder.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall be entitled to a second or casting vote.

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As a matter of Cayman Islands law and in accordance with our A&R M&A: (i) an ordinary resolution requires the affirmative vote of a simple majority of votes cast by shareholders who, being entitled to do so, attend in person or, where proxies are allowed, by proxy and vote at a general meeting of the Company; and (ii) a special resolution requires the affirmative vote of at least two-thirds of votes cast by shareholders who, being entitled to do so, attend in person or, where proxies are allowed, by proxy and vote at a general meeting of the Company. Our A&R M&A also allow ordinary resolutions and special resolutions to be passed by a unanimous written resolution of all of the Company’s shareholders.

Transfer of Ordinary Shares

Subject to applicable laws, including the Companies Act, securities laws, common law, the restrictions contained in our A&R M&A, and the rules of the U.S. Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market LLC (“Nasdaq”), and to any rights and restrictions for the time being attached to any ordinary share, any shareholder may transfer all or any of his, her, or its ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Notwithstanding the foregoing, our board of directors may, in its absolute discretion, decline to register any transfer of ordinary shares that are not fully paid up, that are issued under any share incentive scheme for employees, including our Seamless Group Inc. 2022 Equity Incentive Plan and Currenc Group Inc. 2024 Equity Incentive Plan upon which a restriction on transfer still subsists, or on which we have a lien.

If our board of directors declines to register any transfer of ordinary shares they shall, within three months after the date on which the relevant instrument of transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

Winding Up; Liquidation

Upon a return of capital in a winding-up, after the liquidator has applied the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit:

(i)	if the assets available for distribution among our shareholders are insufficient to repay all of the issued share capital, the assets will be distributed so that, as nearly as may be, the losses are borne by shareholders in proportion to the par value of the shares held by them; of

(ii)	if the assets available for distribution exceed the amount required to repay the whole of the share capital at the commencement of the winding-up, the surplus shall be distributed among shareholders in proportion to the par value of the shares held by them at such commencement, subject to a deduction, in respect of those shares on which monies are due, of all monies payable to us for unpaid calls or otherwise.

If the Company shall be wound up, the liquidator may, subject to the rights attaching to any ordinary shares and with the approval of a special resolution of the Company and any other approval required by the Companies Act, divide amongst the shareholders in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

Redemption of Ordinary Shares

Subject to the Companies Act, we may issue shares on terms that such shares are to be redeemed or are liable to be redeemed, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, prior to the issue of such shares, by a special resolution of our shareholders. Subject to the Companies Act, we may also repurchase any of our shares (including any redeemable shares) in such manner and on such other terms as may be agreed between our board of directors and the relevant shareholder.

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We may make a payment in respect of the redemption or repurchase of any share in any manner authorized by the Companies Act, including out of any combination of our profits, out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including the share premium account and capital redemption reserve).

Our board of directors may also accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding.

Variations of Rights of Shares

If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound-up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the shareholders of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act or our A&R M&A to call an annual general meeting of the shareholders. Accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may call general meetings whenever they think fit. General meeting shall also be convened on the written requisition of one or more shareholders who (together) hold not less than ten per cent in par value of the issued shares which as at that date carry the right to vote at general meetings of the Company. The shareholders’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company, and may consist of several documents in like form each signed by one or more of the requisitionists. If there are no directors as at the date of the deposit of the shareholders’ requisition, or if the directors do not within twenty-one (21) days from the date of the deposit of the shareholders’ requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one (21) day period.

At least fourteen (14) clear days’ notice shall be given for any general meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders.

One or more shareholders holding, in the aggregate, not less than one-third of the issued ordinary shares which confer the right to attend and vote at a general meeting, being present in person or by proxy, shall constitute a quorum.

Inspection of Books and Records

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of such companies (other than copies of our A&R M&A, register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors may be obtained from a search conducted at the Registrar of Companies. Pursuant to our A&R M&A, shareholders will not have any right to inspect any of our accounts, books or documents except as conferred by the Companies Act or as authorized by our directors or by ordinary resolution of our shareholders.

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Changes in Capital

Subject to the Companies Act, our shareholders may from time to time by ordinary resolution:

(i)	increase the share capital by such sum as the ordinary resolution shall prescribe, and with such rights, priorities and privileges annexed thereto, as we in general meeting may determine;

(ii)	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

(iii)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(iv)	sub-divide our existing shares or any of them into shares of a smaller amount than is fixed by our memorandum of association or into shares without par value; or

(v)	cancel any shares that at the date of the passing of the ordinary resolution have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Exempted Company

Currenc Group Inc. is an exempted company with limited liability incorporated under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except than an exempted company that does not hold a license to carry on business in the Cayman Islands:

(i)	is a company that conducts its business mainly outside the Cayman Islands;

(ii)	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

(iii)	does not have to hold an annual general meeting;

(iv)	does not have to make its register of members open to inspection by shareholders of that company;

(v)	may obtain an undertaking against the imposition of any future taxation;

(vi)	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

(vii)	may register as a limited duration company; and

(viii)	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company except in exception circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil.

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Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (a) seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing seventy-five percent (75%) in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

(i)	the statutory provisions as to the required majority vote have been met;

(ii)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(iii)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(iv)	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

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When a takeover offer is made and accepted by holders of ninety percent (90%) of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four months’ period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(i)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(ii)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(iii)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our A&R M&A provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(i)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(ii)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

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To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our A&R M&A.

Anti-Takeover Provisions in Our Articles

Some provisions of our A&R M&A may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders, and provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

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Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our A&R M&A provides that general meetings shall be convened on the written requisition of one or more of the shareholders holding at the date of deposit of the requisition not less than ten percent (10%) in par value of the issued shares which as at that date carry the right to vote at general meetings of the Company, stating the objects of the meeting and signed by each of the shareholders making the requisition. If there are no directors as at the date of the deposit of the shareholders’ requisition or it the directors do not convene such meeting for a date not later than twenty-one (21) days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one (21) days. Our A&R M&A provides no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Companies Act, our A&R M&A do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our A&R M&A (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) the director gives notice in writing to the Company that they resign the office of director; (b) the director is absent (for the avoidance of doubt, without being represented by proxy or an alternate director appointed by them) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that they have by reason of such absence vacated office; (c) the director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; (d) the director is found to be or becomes of unsound mind; or € the director is removed from office by notice in writing served upon such director signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of the directors then in office (including such director).

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

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The Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Act, the Company may be wound up by a special resolution of our shareholders. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our A&R M&A, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Listing

Our ordinary shares are listed on the Nasdaq under the symbol “CURR”.

Transfer Agent and Registrar

The primary transfer agent and branch registrar for our ordinary shares, which will maintain our branch register located in the United States, will be Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, New York 10004. Our secondary transfer agent is Securitize Transfer Agent, LLC, an affiliate of Securitize, Inc., the developer of the Securitize platform that allows legal holders of our ordinary shares to tokenize certain interests therein, Securitize Transfer Agent, LLC will effectuate permitted transfers of such tokenized interests across both Ethereum and Solana and its address is 78 SW 7th St., Suite 500, Miami, Florida 33130.

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